Exhibit 99.1

NOTICE OF FULL REDEMPTION TO THE HOLDERS OF

$250,000,000 Atmos Energy Corporation

5 1/8% Senior Notes due 2013

NOTICE IS HEREBY GIVEN pursuant to the terms of the Indenture dated as of May 22, 2001, between Atmos Energy Corporation, as Issuer, and U.S. Bank National Association (formerly SunTrust Bank), as Trustee (the “Indenture”), that Atmos Energy Corporation has elected to redeem in full its 5 1/8% Senior Notes due 2013 (the “Notes”) on August 28, 2012 (the “Redemption Date”) at a Redemption Price that will be calculated as described below three business days prior to the Redemption Date, and include the interest accrued to the Redemption Date. All capitalized terms not specifically defined herein shall have the meanings ascribed to them in the Indenture or in the Global Security for the Notes.

CUSIP Number: 049560 AC 9, 5 1/8%, Due: 1/15/13

Redemption Price: (to be calculated as described below)

Principal Amount of Redemption: $250,000,000

Redemption Price will be equal to the greater of: (a) 100% of the principal amount of the Notes, or (b) as determined by the Quotation Agent, the sum of the present values of the Remaining Scheduled Payments of principal and interest on the Notes discounted to the Redemption Date on a semi-annual basis assuming a 360-day year consisting of twelve 30-day months at the Adjusted Treasury Rate (which rate will be calculated on the third business day prior to the Redemption Date) plus 15 basis points, plus, in either case, accrued and unpaid interest on the Notes to the Redemption Date.

On the Redemption Date, the Redemption Price, including the accrued and unpaid interest, will become due and payable. Interest on the Notes shall cease to accrue on and after the Redemption Date.

Payment of the Redemption Price will be made only upon presentation and surrender of the Notes in the following manner:

If by Mail:	If by Hand or Overnight Mail:
U.S. Bank	U.S. Bank
Corporate Trust Services	Corporate Trust Services
P.O. Box 64111	60 Livingston Avenue
St. Paul, MN 55164-0111	1st Fl – Bond Drop Window
St. Paul, MN 55107

1-800-934-6802

REQUIREMENT INFORMATION

For a list of redemption requirements please visit our website at www.usbank.com/corporatetrust and click on “Bondholder Information” link.

IMPORTANT NOTICE

Under the Jobs and Growth Tax Relief Reconciliation Act of 2003 (the “Act”), 28% will be withheld if tax identification number is not properly certified.

*The Trustee shall not be held responsible for the selection or use of the CUSIP number, nor is any representation made as to its correctness indicated in the Redemption Notice. It is included solely for the convenience of the holders.

By: U.S. Bank National Association
Dated: July 27, 2012	as Trustee or Agent